Exhibit 23

Consent of Independent Public Accountants

We consent to the incorporation by reference in the Registration Statement (No. 333-214467) on Form S-1 and the Registration Statement (No. 333-214470) on Form S-8 of HCSB Financial Corporation of our report dated March 3, 2017, relating to our audit of the consolidated financial statements of HCSB Financial Corporation and Subsidiary, which appear in this Annual Report on Form 10-K of HCSB Financial Corporation for the year ended December 31, 2016.

 /s/ Elliott Davis Decosimo, LLC

Columbia, South Carolina
March 3, 2017